FRANKLIN VALUEMARK FUNDS
                            777 Mariners Island Blvd.
                           San Mateo, California 94404


Franklin Templeton Distributors, Inc.
777 Mariners Island Blvd.
San Mateo, California 94404

Re:   Distribution Agreement

Gentlemen:

We, FRANKLIN VALUEMARK FUNDS (the "Trust") , comprised of the series listed on Attachment A (each a "Portfolio", and collectively, the "Portfolios") are a Massachusetts business trust operating as an open-end management investment company or "mutual fund", which is registered under the Investment Company Act of 1940 (the "1940 Act"), and whose shares are registered under the Securities Act of 1933 (the "1933 Act"). We desire to issue one or more series or classes of our authorized but unissued shares of beneficial interest (the "Shares") to authorized persons in accordance with applicable Federal and State securities laws and in accordance with the terms of our Prospectus as it may be amended from time to time ("Prospectus"). Currently, Trust shares may be offered and sold at net asset value only to separate accounts of insurance companies ("Insurance Companies") to fund the benefit of variable life insurance policies and variable annuity contracts ("Contracts"). The Trusts' Shares may be made available in one or more separate series, each of which may have one or more classes.

You have informed us that your company is registered as a broker-dealer under the provisions of the Securities Exchange Act of 1934 and that your company is a member of the National Association of Securities Dealers, Inc. You have indicated your desire to act as the exclusive selling agent and distributor for the Shares. We have been authorized to execute and deliver this Distribution Agreement ("Agreement") to you by a resolution of our Board of Trustees ("Board") passed at a meeting at which a majority of Board members, including a majority who are not otherwise interested persons of the Trust and who are not interested persons of our investment adviser, its related organizations or with you or your related organizations, were present and voted in favor of the said resolution approving this Agreement.

      1. APPOINTMENT OF UNDERWRITER. Upon the execution of this Agreement and in consideration of the agreements on your part herein expressed and upon the terms and conditions set forth herein, we hereby appoint you as the exclusive sales agent for our Shares and agree that we will deliver such Shares as you may sell. You agree to use your best efforts to promote the sale of Shares, but are not obligated to sell any specific number of Shares.

      However, the Trust and each series retain the right to make direct sales of its Shares without sales charges consistent with the terms of the then current prospectus statement of additional information (hereinafter, collectively, "Prospectus") and applicable law, and to engage in other legally authorized transactions in its Shares which do not involve the sale of Shares to the general public. Such other transactions may include, without limitation, transactions between the Trust or any series or class and its shareholders only, transactions involving the reorganization of the Trust or any series, and transactions involving the merger or combination of the Trust or any series with another corporation or trust.

      2. INDEPENDENT CONTRACTOR. You will undertake and discharge your obligations hereunder as an independent contractor and shall have no authority or power to obligate or bind us by your actions, conduct or contracts except that you are authorized to promote the sale of Shares. You may appoint sub-agents or distribute through dealers or otherwise as you may determine from time to time, but this Agreement shall not be construed as authorizing any dealer or other person to accept orders for sale or repurchase on our behalf or otherwise act as our agent for any purpose.

      3. OFFERING PRICE. Shares shall be offered for sale at a price equivalent to the net asset value per share of that series and class plus any applicable percentage of the public offering price as sales commission, if any, or as otherwise may be set forth in our then current Prospectus. On each business day on which the New York Stock Exchange is open for business, we will furnish you with the net asset value of the Shares of each available series and class which shall be determined in accordance with our then effective Prospectus. All Shares will be sold in the manner set forth in our then effective Prospectus, and in compliance with applicable law.

      4.    COMPENSATION.

      A. SALES COMMISSION. You shall be entitled to charge a sales commission on the sale or redemption, as appropriate, of each series and class of the Trust's shares in the amount of any initial, deferred or contingent deferred sales charge, if any, as may be set forth in our then effective Prospectus. You may allow any sub-agents or dealers such commissions or discounts from and not exceeding the total sales commission as you shall deem advisable, if and so long as any such commissions or discounts are set forth in our current Prospectus to the extent required by the applicable Federal and State securities laws. You may also make payments to sub-agents or dealers from your own resources, subject to the following conditions: (a) any such payments shall not create any obligation for or recourse against a Trust or any series or class, and (b) the terms and conditions of any such payments are consistent with our Prospectus and applicable federal and state securities laws and are disclosed in our Prospectus to the extent such laws may require.

      B. DISTRIBUTION PLANS. You shall also be entitled to compensation for your services as provided in any Distribution Plan adopted as to any series and class of any Trust's Shares pursuant to Rule 12b-1 under the 1940 Act.

      5. TERMS AND CONDITIONS OF SALES. Shares shall be offered for sale only in those jurisdictions where they have been properly registered or are exempt from registration, and only to those groups of persons which the Board may from time to time determine to be eligible to purchase such Shares.

      6. ORDERS AND PAYMENT OF SHARES. Orders for Shares shall be directed to the Trust's shareholder services agent, for acceptance on behalf of the Trust. At or prior to the time of delivery of any of our Shares you will pay or cause to be paid to the custodian of the Trust's assets, for our account, an amount in cash equal to the net asset value of such Shares. Sales of Shares shall be deemed to be made when and where accepted by the Trust's shareholder services agent. The Trust's custodian and shareholder services agent shall be identified in the Prospectus.

      7. PURCHASES FOR YOUR OWN ACCOUNT. You shall not purchase our Shares for your own account for purposes of resale to the public or any other purpose, except that if our Prospectus is later amended to permit the sale of our Shares to persons other than Insurance Companies, you may purchase Shares for your own investment account upon your written assurance that the purchase is for investment purposes and that the Shares will not be resold except through redemption by us.

      8.    ALLOCATION OF EXPENSES.  We will pay the expenses:

            (a) Of the preparation of the audited and certified financial statements of our company to be included in any Post-Effective Amendments ("Amendments") to our
                  Registration Statement under the 1933 Act or 1940 Act, including the Prospectus or in reports to existing shareholders included therein;

            (b) Of the preparation, including legal fees, and printing of all Amendments or supplements filed with the Securities and Exchange Commission, including the copies of the Prospectuses included in the Amendments and the first 10 copies of the definitive Prospectuses or supplements thereto, other than those necessitated by your (including your "Parent's") activities or Rules and Regulations related to your activities where such Amendments or supplements result in expenses which we would not otherwise have incurred;

            (c) Of the preparation, printing and distribution of any reports or communications which we send to our existing shareholders; and

            (d) Of filing and other fees to Federal and State securities, insurance, or other regulatory authorities necessary to continue offering our Shares.

You will pay the following expenses, except to the extent that the Insurance Companies or others pay or agree to pay such expenses:

            (a) Of printing the copies of the Prospectuses and any supplements thereto which are necessary to continue to offer our Shares;

            (b) Of the preparation, excluding legal fees, and printing of all Amendments and supplements to our Prospectuses if the Amendment or supplement arises from your (including your "Parent's") activities or Rules and Regulations related to your activities and those expenses would not otherwise have been incurred by us;

            (c) Of printing additional copies, for use by you as sales literature, of reports or other communications which we have prepared for distribution to our existing shareholders; and

            (d) Incurred by you in advertising, promoting and selling our Shares.

       9. FURNISHING OF INFORMATION. We will furnish to you such information with respect to each series and class of Shares, in such form and signed by such of our officers as you may reasonably request, and we warrant that the statements therein contained, when so signed, will be true and correct. We will also furnish you with such information and will take such action as you may reasonably request in order to qualify our Shares for sale to the public under the Securities, insurance or other applicable laws of jurisdictions in which you may wish to offer them. We will furnish you with annual audited financial statements of our books and accounts certified by independent public accountants, with semi-annual financial statements prepared by us with registration statements, and, from time to time, with such additional information regarding our financial condition as you may reasonably request.

      10. CONDUCT OF BUSINESS. Other than our currently effective Prospectus, you will not issue any sales material or statements except literature or advertising which conforms to the requirements of Federal and State securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities. You will furnish us with copies of all such materials prior to their use and no such material shall be published if we shall reasonably and promptly object.

            You shall comply with the applicable Federal, State foreign or other applicable laws and regulations where our Shares are offered for sale and conduct your affairs with us and with dealers, brokers or investors in accordance with the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

      11. REDEMPTION OR REPURCHASE WITHIN SEVEN DAYS. If Shares are tendered to us for redemption or repurchase by us within seven business days after your acceptance of the original purchase order for such Shares, you will immediately refund to us the full sales commission (net of allowances to dealers or brokers, if any) allowed to you on the original sale, and will promptly, upon receipt thereof, pay to us any refunds from dealers or brokers of the balance of sales commissions reallowed by you. We shall notify you of such tender for redemption within 10 days of the day on which notice of such tender for redemption is received by us.

      12. OTHER ACTIVITIES. Your services pursuant to this Agreement shall not be deemed to be exclusive, and you may render similar services and act as an underwriter, distributor or dealer for other investment companies in the offering of their shares.

      13. TERM OF AGREEMENT. This Agreement shall become effective on the date of its execution, and shall remain in effect for a period of two (2) years. The Agreement is renewable annually thereafter, with respect to the Trust or, if the Trust has more than one series, with respect to each series, for successive periods not to exceed one year (i) by a vote of (a) a majority of the outstanding voting securities of the Trust or, if the Trust has more than one series, of each series, or (b) by a vote of the Board, and (ii) by a vote of a majority of the members of the Board who are not parties to the Agreement or interested persons of any parties to the Agreement (other than as members of the Board), cast in person at a meeting called for the purpose of voting on the Agreement.

            This Agreement may at any time be terminated by the Trust or by any series without the payment of any penalty, (i) either by vote of the Board or by vote of a majority of the outstanding voting securities of the Trust or any series on 90 days' written notice to you; or (ii) by you on 90 days' written notice to the Trust; and shall immediately terminate with respect to Trust and each series in the event of its assignment.

      14. SUSPENSION OF SALES. We reserve the right at all times to suspend or limit the offering of Shares upon two days' written notice to you.

      15. MISCELLANEOUS. This Agreement shall be subject to the laws of the State of California and shall be interpreted and construed to further promote the operation of the Trust as an open-end investment company but shall not supersede or revise any Distribution Plan between the parties adopted pursuant to Rule 12b-1 under the 1940 Act. As used herein, the terms "Net Asset Value," "Offering Price," "Investment Company," "Open-End Investment Company," "Assignment," "Principal Underwriter," "Interested Person," "Parent," "Affiliated Person," and "Majority of the Outstanding Voting Securities" shall have the meanings set forth in the 1933 Act or the 1940 Act and the Rules and Regulations thereunder.

Nothing herein shall be deemed to protect you against any liability to us or to our securities holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

If the foregoing meets with your approval, please acknowledge your acceptance by signing each of the enclosed copies, whereupon this will become a binding agreement as of the date set forth below.

Very truly yours,

FRANKLIN VALUEMARK FUNDS



By:_______________________________


Accepted:

FRANKLIN/TEMPLETON DISTRIBUTORS, INC.



By:__________________________________



DATED: ___________________1998




                                                                  ATTACHMENT A


             Money Market Fund
             Growth and Income Fund
             Natural Resources Securities Fund
             Real Estate Securities Fund
             Global Utilities Securities Fund
             High Income Fund
             Templeton Global Income Securities Fund
             Income Securities Fund
             U.S. Government Securities Fund
             Zero Coupon Fund - 2000
             Zero Coupon Fund - 2005
             Zero Coupon Fund - 2010
             Rising Dividends Fund
             Templeton Pacific Growth Fund
             Templeton International Equity Fund
             Templeton Developing Markets Equity Fund
             Templeton Global Growth Fund
             Templeton Global Asset Allocation Fund
             Small Cap Fund
             Capital Growth Fund
             Templeton International Smaller Companies Fund
             Mutual Discovery Securities Fund
             Mutual Shares Securities Fund
             Global Health Care Securities Fund
             Value Securities Fund